Bay View Funding	2121 S. El Camino Real B-100
San Meteo, CA 94404-1234 Tel:,650-294-8000 Fax 650-294-7252 www.bayviewfunding.com

December 12, 2007

Mitchell Cohen
BZ Commercial Corp.
PO Box 6053
east Brunswick, NJ 08016

Dear Mr. Cohen:

This letter shall confirm our agreement regarding marketing services that you will provide to Bay View Funding (BVF"'). We have agreed to enter into a non-exclusive brokerage agreement (the Agreement) upon and subject to the terms and conditions set forth below.

Services:

You agree to act as an independent consultant (broker) in connection with this promotion of BVF's services. You shall at all times during the term of this Agreement conduct yourself in an honest, forthright and professional mariner in all of your business dealings so as to promote both your and BVF's best interests.

No Authority:

You shall not have any authority to enter into any commitment or contract on behalf of BVF and you shall not represent to the public or any prospective client that you have any authority to make a commitment or contract on behalf of BVF.

Independent Consultant:

BVF is retaining you solely for the purposes and to the extent set forth in this Agreement. Your relationship to BVF shall only be that of an independent consultant (broker). You shall not be considered under this Agreement or otherwise as having employee or agent status or as being entitled to participate in any benefit plans, distributions, etc. which are afforded to BVF employees. Nothing contained herein shall be deemed as effecting a joint venture, partnership or participation between you and BVF.

Bay View Funding	2121 S. El Camino Real B-100
San Meteo, CA 94404-1234 Tel:,650-294-8000 Fax 650-294-7252 www.bayviewfunding.com

BZ Commercial Corp.
December 12, 2007

Compensation:

Unless otherwise provided in a separate agreement between you and BVF, for each Client referred to BVF by you, you shall be entitled to receive from BVF each month a fee equal to ten percent (10%) of the gross amount of all fees from fundinqs made and  collected by BVF. Said fees will be paid on the le of the following month.

Unless otherwise provided in an agreement between you and BVF, such fee shall be paid for the life of the Client's contract with BVF. However, if the Client is in default of the Factoring Agreement entered into with BVF, as defined in the Factoring Agreement, all commissions to you from the point of default will cease for that particular Client. Since BVF will be paying fees for the life of the account, you agree no to further solicit the Client unless: 1.) BVF gives you written permission to do so, or 2.) BVF's contract with such Client has been terminated for at least 180 days. Further, no fee as defined above can be collected by you from such Client since you will be acting on behalf of BVF.

Expenses:

You shall be responsible for all expenses, including entertainment and travel expenses. incurred by you in marketing BVF's services under this Agreement.

Process:

To the best of your ability, you will work with the proposed prospect to assemble a complete credit application package in accordance with normal BVF standards that exist at the time for the size and type of credit facility being offered. Credit packages will be passed on to a BVF Business Development Officer (IMO") for review prior to being presented to Underwriting for formal credit analysis. BVF will issue a proposal which will then be negotiated and sold to the prospect by the BDO. It will be acceptable for the broker to lower the commission paid to broker in exchange for a lower price to the prospect. BVF agrees that if it any time after a Client is submitted for financing by the independent consultant BVF provides financing to said Client. BVF will pay the fee agreed upon in this document.

Bay View Funding	2121 S. El Camino Real B-100
San Meteo, CA 94404-1234 Tel:,650-294-8000 Fax 650-294-7252 www.bayviewfunding.com

BZ Commercial Corp.
December 12, 2007

Disclosure:

You agree to give BVF the right to inquire with any credit or regulatory agency it deems necessary to determine independent consultant's (broker's) proper standing and ability to conduct business according to this Agreement.

Confidentiality:

You agree that you shall at all times treat as confidential and not utilize for yourself or communicate or disclose to any other person, firm, corporation or entity, either directly or  indirectly, any confidential information of BVF. “Confidential Information" shall mean and include any and all information not ordinarily known by non-BVF personnel, including information such as customer and client lists, the its of products and services, trade secrets, marketing policies and programs, client administration programs and procedures, pricing policies and records and other information normally understood to be confidential or otherwise designated as such by BVF.

Term:

This Agreement shall continue in effect until terminated at any time by either party hereto giving the other at least thirty (30) days advance written notice of termination. Notwithstanding the forgoing, BVF shall have the right to terminate this Agreement and all of your rights thereunder at any time if:  1.) You fail or refuse to perform, observe or abide by any of the terms and conditions of this Agreement, or 2.) You become physically or mentally incapacitated and are unable to perform your services under this Agreement. Any termination of this Agreement shall not affect your right to collect fees thereunder for any contract between BVF and a Client entered into prior to such termination date.

Assignment

You acknowledge that the services to be rendered by you under this Agreement are unique and personal and that BVF is relying on your expertise in providing such services. Accordingly, you may not assign any of your rights or delegate any of your obligations under this Agreement, provided, however, that you may assign your rights to payment of fees due under this Agreement. You may, however, hire additional personnel to work under your direction at your expense to complete the work contemplated under this Agreement,

Bay View Funding	2121 S. El Camino Real B-100
San Meteo, CA 94404-1234 Tel:,650-294-8000 Fax 650-294-7252 www.bayviewfunding.com

BZ Commercial Com,
December 12, 2007

Miscellaneous:

This Agreement constitutes the entire agreement between the parties hereto and shall not be modified except by a written agreement signed by both parties. This agreement shall be governed and interpreted in accordance with the laws of the State of California. Each party hereto waives its rights to a trial by jury in any suit or proceeding arising under or relating to this Agreement. The prevailing party shall be reimbursed for any legal costs incurred by either party regarding a dispute of this Agreement.

If the forgoing is in accordance with your understanding of our agreement, please so indicate by signing in the place and manner provided below.

Accepted and Agreed:

/s/ Glen Shu	12/13/07
Bay View Funding	Date

/s/
BZ Commercial Corp.	Date

/s/ Mitchell Cohen	12/12/07
Mitchell Cohen, President	Date

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